Exhibit 10.1

BORGWARNER INC.
2014 STOCK INCENTIVE PLAN

Stock Units Award Agreement – Non-U.S. Employees

THIS Award Agreement (the “Agreement”) dated as of ______________, 2015, by and between BORGWARNER INC., a Delaware corporation (the “Company”) and _________________ (the “Employee”), is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the BorgWarner Inc. 2014 Stock Incentive Plan (the “Plan”), a copy of which is attached hereto or which has been previously provided to the Employee;

WHEREAS, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company has determined that the Employee be granted Stock Units pursuant to the terms of the Plan and the terms of this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth:

1.
Award of Stock Units. The Company hereby awards to the Employee on this date, _________ Stock Units. Each Stock Unit awarded hereunder represents a contingent right to receive one share of the Company’s common stock, par value $.01 (“Stock”) upon satisfaction of the conditions for vesting as provided in Paragraph 4 of this Agreement and subject further to the terms of the Plan and the additional terms and conditions of this Agreement (the “Award”). For purposes of this Agreement, “Employer” shall mean the subsidiary or Affiliate that employs the Employee.

2.
Stock Units. The Company shall credit the Employee’s Stock Units to a Stock Units account established and maintained for the Employee on the books of the Company payable in shares of Stock or cash. The account shall constitute the record of the Stock Units awarded to the Employee under this Agreement, is solely for accounting purposes, and shall not require a segregation of any Company assets.

3.
Dividend Equivalents. Whenever the Company pays any cash or other dividend or makes any other distribution in respect of the Stock, the Employee’s Stock Units account shall be credited with an additional number of Stock Units (including fractions thereof) determined by multiplying (i) the number of Stock Units credited to the Employee on the dividend record date by (ii) the dividend paid on each share of Stock, and dividing the result of such multiplication by (iii) the Fair Market Value of a share of Stock on the dividend payment date. Credits shall be made effective as of the date of the dividend or other distribution in respect of the Stock. Dividend equivalents credited to the Employee’s account shall be subject to the same restrictions as the Stock Units in respect of which the dividends or other distribution were credited, including, without limitation, the Award’s vesting conditions and distribution provisions.

4.	Vesting of Stock Units. Subject to the terms and conditions of this Agreement and to the provisions of the Plan, the Stock Units shall vest in accordance with the following schedule:

Date                    Vested Percentage

Exhibit 10.1

_______, 2016            One-third of the Awarded Stock Units

_______, 2017            Two-thirds of the Awarded Stock Units

_______, 2018            100% of the Awarded Stock Units

provided however, that:

a.
In the event of the Employee’s Termination of Employment for Cause, the Employee immediately shall forfeit all of the Stock Units awarded, hereby and all rights to receive Stock in payment of such Stock Units;

b.
In the event of the Employee’s voluntary Termination of Employment, the Employee shall forfeit all rights to Stock Units unvested as of the date of the Employee’s Termination of Employment and all rights to receive Stock in payment of such forfeited Stock Units;

c.
In the event of a Change in Control, any remaining restrictions applicable to any then unvested Stock Units shall lapse, and such Stock Units shall become free of all restrictions and become fully vested; and

d.
In the event of the Employee’s death or disability, or in the event of the Employee’s involuntary Termination of Employment without Cause or Retirement prior to the vesting of the Stock Units, the Compensation Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations with respect to the Stock Units awarded under this Agreement.

For purposes of this Agreement, any Termination of Employment shall be effective as of the earlier of (1) the date that the Employee tenders notice of resignation of employment, or (2) the date that the Employee ceases to actively provide services. In connection with the foregoing, the applicable termination date shall not be extended by any notice period mandated under local law (e.g., “garden leave” or similar period pursuant to local law), and the Company shall have the exclusive discretion to determine when the Employee is no longer actively providing service for purposes of the Stock Units.

5.
EU Age Discrimination.    For purposes of this Agreement, if the Employee is a local national of and employed in a country that is a member of the European Union, the grant of the Stock Units and the terms and conditions governing the Award are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of the Award is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

6.
Distribution of Stock. The Company shall deliver Stock to the Employee in settlement of the Stock Units awarded by this Agreement equal to the number of the Employee's vested Stock Units (including any additional Stock Units acquired as a result of dividend equivalents that have vested). Payment shall be made to the Employee as soon as practicable on or after the specified vesting date, but in no event no later than December 31 of the year in which the vesting period ends.

Exhibit 10.1

Notwithstanding the foregoing, the Company may, in its sole discretion, settle the Stock Units in the form of: (i) a cash payment to the extent settlement in shares of Stock (1) is prohibited under local law, (2) would require the Employee or the Company to obtain the approval of any governmental and/or regulatory body in the Employee’s country of residence (and/or country of employment, if different) or (3) is administratively burdensome; or (ii) shares of Stock, but require the Employee to immediately sell such shares (in which case, this Agreement shall give the Company the authority to issues sales instructions on behalf of the Employee).

7.
Repatriation; Compliance with Laws. The Employee agrees, as a condition of the grant of the Stock Units, to repatriate all payments attributable to the Stock Units and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents, and any proceeds derived from the sale of the Stock acquired pursuant to the Stock Units) in accordance with all foreign exchange rules and regulations applicable to the Employee. In addition, the Employee also agrees to take any and all actions, and consents to any and all actions taken by the Company and its subsidiaries and Affiliates, as may be required to allow the Company and its subsidiaries and Affiliates to comply with all applicable laws, rules and regulations. Finally, the Employee agrees to take any and all actions as may be required to comply with the Employee’s personal legal and tax obligations under all applicable laws, rules and regulations.

8.
Nontransferability. The Stock Units awarded under this Agreement, and any rights and privileges pertaining thereto, are not subject to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance by the Employee or by the Employee's beneficiary, in any manner, by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

9.
No Rights as a Stockholder. Prior to the actual delivery of Stock to the Employee in settlement of the Stock Units awarded and vested hereunder (if any), the Employee shall have no rights as a stockholder with respect to the Stock Units or any underlying Stock.

10.
No Right to Continued Employment. Nothing contained in the Plan or this Agreement shall confer upon the Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of the Employee at any time.

11.
Discretionary Nature of Plan; No Vested Rights. The Employee acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of Stock Units under the Plan is a one-time benefit and does not create any contractual or other right to receive an award or benefits in lieu of Stock Units in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an award, the number of shares of Stock subject to the award, and the vesting provisions.

12.
Termination Indemnities. The value of the Stock Units is an extraordinary item of compensation outside the scope of the Employee’s employment contract, if any. As such, the Stock Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

13.
Private Placement. The grant of the Stock Units is not intended to be a public offering of securities in the Employee’s country of residence (or country of employment, if different) but instead is intended

Exhibit 10.1

to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Stock Units is not subject to the supervision of the local securities authorities.

14.
Consent to Collection, Processing and Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company and the Employer hereby notify the Employee of the following in relation to the Employee’s personal data and the collection, use, processing and transfer of such data in relation to the Company’s grant of this Award and the Employee’s participation in the Plan. The collection, use, processing and transfer of the Employee’s personal data is necessary for the Company’s administration of the Plan and the Employee’s participation in the Plan. The Employee’s denial and/or objection to the collection, use, processing and transfer of personal data may affect the Employee’s participation in the Plan. As such, the Employee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and the Employer hold certain personal information about the Employee, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Stock Units, or any other entitlement to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Employee or collected, where lawful, from third parties, and the Company and the Employer each will process the Data for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Employee’s participation in the Plan.

The Company and the Employer each will transfer Data internally as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Plan, and the Company and the Employer each may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Employee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on the Employee’s behalf by a broker or other third party with whom the Employee may elect to deposit any shares of Stock acquired pursuant to the Plan.

The Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose,

Exhibit 10.1

for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Employee’s participation in the Plan. The Employee may seek to exercise these rights by contacting the Employer's local HR manager or the Company’s Human Resources Department.

15.
Terms of the Plan Shall Govern. The Award is made pursuant to, and is subject to the Plan, including, without limitation, its provisions governing a Change in Control and Cancellation and Rescission of Awards. In the case of any conflict between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise indicated, all capitalized terms contained in this Agreement shall have the meaning assigned to them in the Plan.

16.
Tax and Social Insurance Contributions Withholding. Regardless of any action the Company and/or the Employer take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Employee is and remains the Employee’s responsibility, and the Company and the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including the grant of the Stock Units, the vesting of the Stock Units, the subsequent sale of any Stock acquired pursuant to the Stock Units and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items.

Prior to the delivery of the Stock upon the vesting of the Stock Units, if any taxing jurisdiction requires withholding of Tax-Related Items, the Company may withhold a sufficient number of whole shares of Stock otherwise issuable upon the vesting of the Stock Units that have an aggregate Fair Market Value (as defined under the Plan) sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the shares. The cash equivalent of the shares withheld will be used to settle the obligation to withhold the Tax-Related Items (determined by reference to the closing price of the Stock on the New York Stock Exchange on the applicable vesting date). No fractional shares of Stock will be withheld or issued pursuant to the grant of the Stock Units and the issuance of Stock hereunder. Alternatively, the Company and/or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from the Employee’s salary/wages or other amounts payable to the Employee, with no withholding in shares of Stock.

In the event the withholding requirements are not satisfied through the withholding of shares of Stock or through the withholding from the Employee’s salary/wages or other amounts payable to the Employee, no shares of Stock will be issued upon vesting of the Stock Units unless and until satisfactory arrangements (as determined by the Committee) have been made by the Employee with respect to the payment of any Tax-Related Items which the Company and/or the Employer determine, in its sole discretion, must be withheld or collected with respect to such Stock Units. If the Employee is subject to taxation in more than one jurisdiction, the Employee acknowledges that the Company, the Employer or another subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this grant of Stock Units, the Employee expressly consents to the withholding of shares of Stock and/or the withholding of amounts from the Employee's salary/wages or other amounts payable to the Employee as provided for hereunder. All other Tax-Related Items related to the Stock Units and any Stock delivered in payment thereof are the Employee’s sole responsibility.

Exhibit 10.1

17.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Stock Units or other awards granted to the Employee under the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.
English Language. The Employee acknowledges and agrees that it is the Employee’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Units, be drawn up in English. If the Employee has received this Agreement, the Plan or any other documents related to the Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

19.
Addendum. Notwithstanding any provisions herein to the contrary, the Stock Units shall be subject to any special terms and conditions for the Employee’s country of residence (and country of employment, if different), as may be set forth in an addendum to this Agreement (the “Addendum”). Further, if the Employee transfers the Employee’s residence and/or employment to another country reflected in an Addendum, the special terms and conditions for such country will apply to the Employee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Employee’s transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.

20.
Additional Requirements. The Company reserves the right to impose other requirements on the Stock Units, any shares of Stock acquired pursuant to the Stock Units, and the Employee’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Stock Units and the Plan. Such requirements may include (but are not limited to) requiring the Employee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

21.
Governing Law. The Award made and actions taken under the Plan and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without taking into account its conflict of laws provisions.

22.	Binding Effect. Subject to the limitations stated above, this Agreement shall be binding upon and inure to the benefit of the parties’ respective heirs, legal representatives successors and assigns.

23.
Changes in Capital or Corporate Structure. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the Stock or other change in corporate structure affecting the Stock, the number of Stock Units awarded under this Agreement shall be adjusted pursuant to Section 12 of the Plan.

24.	Entire Agreement. This Agreement is the entire agreement between the parties hereto, and all prior oral and written representations are merged into this Agreement. The headings in this Agreement

Exhibit 10.1

are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

25.
Notices. Any notice or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender's expense. Notice shall be deemed given when delivered personally or, if mailed, three days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to Attention: Vice President, Human Resources, BorgWarner World Headquarters, 3850 Hamlin Road, Auburn Hills, MI, USA 48326. The Company may change the person and/or address to whom the Employee must give notice under this paragraph by giving the Employee written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Employee shall be directed to the Employee, or to the Employee's executors, personal representatives or distributees, if the Employee is deceased, or the assignees of the Employee, at the Employee's last home address on the records of the Company.

26.	Amendment of the Agreement. The Company and the Employee may amend this Agreement only by a written instrument signed by both parties.

27.	Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one agreement.

[Signature page to follow]

Exhibit 10.1

IN WITNESS WHEREOF, BORGWARNER INC. and the Employee have executed this Agreement to be effective as of the date first written above.

BORGWARNER INC.

By:

Title:

I acknowledge receipt of a copy of the Plan (either as an attachment hereto or that has been previously received by me) and that I have carefully read this Agreement, the Addendum and the Plan. I agree to be bound by all of the provisions set forth in this Agreement, the Addendum and the Plan.

Employee

Date